EXHIBIT 99.01

Chegg Reports Q2 2018 Financial Results and Raises Full Year 2018 Guidance
Chegg Services subscribers increased 45% year-over-year

SANTA CLARA, Calif., July 30, 2018 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended June 30, 2018.

“We had a great Q2; achieving 32% total revenue growth, driven by 38% year-over-year Chegg Services revenue growth and subscriber growth of 45%,” said Dan Rosensweig, Chairman and CEO of Chegg, Inc. “We expanded our services, introduced the Chegg Math Solver subscription and, through the acquisition of StudyBlue, added flashcards, one of the most popular learning tools used by students around the world. We enter the fall semester with significant momentum, giving us confidence to once again raise our guidance for the year.”

Q2 2018 Highlights:

•	Total Net Revenues of $74.2 million, an increase of 32% year-over-year

•	Chegg Services Revenues grew 38% year-over-year to $61.8 million, or 83% of total net revenues, compared to 79% in Q2 2017

•	Net Loss was $3.9 million

•	Non-GAAP Net Income was $15.5 million

•	Adjusted EBITDA was $19.3 million

•	1.7 million: number of Chegg Services subscribers, an increase of 45% year-over-year

•	158 million: total Chegg Study content views, an increase of 62% year-over-year

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services includes Chegg Study, Chegg Writing, Chegg Tutors, Chegg Math Solver, Brand Partnership, Test Prep, Internships and Chegg CareerMatch. Required Materials includes rental and sale of print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Third Quarter 2018

•	Total Net Revenues in the range of $68 million to $69.5 million

•	Chegg Services Revenues in the range of $52 million to $53.5 million

•	Gross Margin between 71% and 73%

•	Adjusted EBITDA in the range of $10 million to $11 million

Full Year 2018

•	Total Net Revenues in the range of $306 million to $311 million

•	Chegg Services Revenues in the range of $248 million to $251 million

•	Gross Margin between 73% and 75%

•	Adjusted EBITDA in the range of $79 million to $81 million

•	Capital Expenditures in the range of $30 million to $35 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the third quarter 2018 and full year 2018, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.” Our adjusted EBITDA outlook does not include any amortization for intangible assets of StudyBlue, Inc. as the amount of any such amortization cannot be appropriately estimated at this time.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone. It’s been an exciting first half of 2018, and we are thrilled to report another great quarter. And as a result, we are, once again, raising our guidance for the full year. We outlined three key priorities for the year: meeting our financial goals, expanding our TAM, and adding new capabilities that leverage our reach, our student graph, and the strength of the Chegg brand. Our team has stayed focused on executing against these priorities, and, in a moment, Andy will walk you through our financial results in greater detail.

In Q2, we delivered outstanding growth across our business, reaching 32% total revenue growth year-over-year and 38% Chegg Services growth, driven by 45% subscriber growth. As our numbers suggest, the power of the Chegg brand is at an all-time high and we enter the fall semester with significant momentum.

Chegg Study remains the center of our flywheel and we continue to expand the depth and breadth of the content and capabilities we offer students, which expands both the TAM and the engagement. In Q2, we increased our catalog of textbook solutions to over 30,000 ISBNs and our library of proprietary, expert answers and solutions is now nearly 24 million, an increase of 42% year-over-year. And students seem to be valuing Chegg Study more than ever, as evidenced by an increase in usage. We had over 315 million Chegg Study content views in the first half of the year, which is up 60% year-over-year. We believe the more content and modalities that we add, the more popular and indispensable Chegg will become.

We will continue to invest in ways to create greater value for our students, as we have with our writing service. Writing is one of the most underserved areas in education, with 75% of high school seniors lacking proficiency in writing competencies. We are already providing help to students in this category and we have over 100 million annual visits to our writing sites and 130 million citations were added in Q2 of this year. We have always had the view that technology can speed up the process of citing sources and creating bibliographies but, more importantly, we believe that technology can be used to teach people how to write. Our acquisition of WriteLab, an A.I.-enabled writing platform, which we announced in Q2, allows us to provide more personalized writing tools to students, helping address their specific pain points and academic challenges for grammar, sentence structure, writing style, and more. This accelerates our ability to take students from citing to writing.

As powerful as A.I. technology is, we know that every one of our services is enhanced when it is backed by integrated expert human help. Students continue to validate our strategy as over 60% of our Tutor customers come from other services across the Chegg platform. In addition, we have learned that students prefer chat-based tutoring, versus live video-based tutoring. So, we continue to re-architect our system to build more capabilities, allowing more students and tutors to leverage chat, enabling us to provide high quality, personalized tutoring at a very low cost.

Math is another subject area where students struggle. As 33% of high school graduates in the U.S. lack basic math skills and 64% of students are unprepared for college-level math. To meet this need, in June we launched a desktop version of the Chegg Math Solver subscription. This service helps students understand math by providing guided, step-by-step explanations to help them learn difficult concepts in subjects like pre-algebra, pre-calculus, calculus, and linear algebra. It is designed to increase comprehension and understanding of the subject matter and accelerate learning in high school and college. We will continue to increase the number of subjects we cover in the months and years ahead, and plan to expand from the current desktop service to mobile in the back half of this year.

With the addition of math to our growing suite of Chegg Services, we have started testing our first bundle, the Chegg Study Pack, which we anticipate launching in the fall of 2019. This combines Chegg Study, with Math Solver and EasyBib Plus, our math and writing subscriptions, into a single subscription offering. Students will have access to all three services, for the first time, seamlessly integrated and for a substantial discount.

Students trust Chegg to provide services that help them master their academic experience and we feel that we are in the very early stages of services we can provide to help students to improve their outcomes. As such, we will continue to expand the products and services we offer when we see an opportunity to address key pain points. Our most recent example is our exciting acquisition of StudyBlue. And, in that spirit, we couldn’t be more thrilled to add StudyBlue to the Chegg family of services, as research shows that 37% of students are using flashcards to accelerate their learning online. Our vision is to make our flash tools the most comprehensive and easy-to-use study tools. With nearly 500 million pieces of user-generated content already, we plan to grow that and pair it with the professional content including content that is currently available on Chegg. We believe this will create the most useful and robust free flashcard service available. By making it free, we expand our funnel deeper in to high school and the college market and open up more opportunities to serve students around the world.

Even as we continue to expand in the learning space, we know that 85% of all students say they go to college to get a better job. So, we are investing in our CareerMatch platform which utilizes our reach and our proprietary data to help match students to the best job opportunities for them. We just expanded our beta test, which will enable us to learn and adapt the services even better to the demands of both students and employers.

Chegg reaches a huge and valuable audience, which has led more brands to approach us to find creative and impactful ways to connect with students. The extension of our partnership with Sallie Mae is one such example. We will now be able to offer the Study Starter benefit, which gives borrowers with new Sallie Mae Smart Option Student Loan or a Sallie Mae Parent Loan, access to a suite of study support services from Chegg platform and now for the next three years.

As we look to the future, our team’s passion for our mission is at an all-time high. For the first time in Chegg’s history, we participated in the Great Place to Work Survey and, thanks to the responses of our employees, we were honored with the distinction of being certified as A Great Place to Work. By building a company that is committed to its mission, focused on putting students first, and leverages the talents of our employees to improve student outcomes, we have seen growth across our key business metrics while building a culture that attracts and retains top talent. We are incredibly optimistic about the path ahead of us. We see tremendous opportunity to utilize technology and the internet to transform learning, making it online, on-demand, personalized, adaptive, affordable, and backed by human help. Our goal is to accelerate the time it takes for a student to go from learning to earning. And we feel like we’re just getting started.

And with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

It’s been a great first half of the year for our company, with all key metrics and financials ahead of our expectations. The strong results we achieved in the first half and the momentum we carry into Q3, gives us confidence to raise our guidance again for 2018.

Specifically, for the second quarter, total revenue was $74.2 million, above the high-end of our guidance and a 32% increase year-over-year, with both Chegg Services and Required Materials exceeding our expectations. Chegg Services revenue increased 38% year-over-year, driven by continued strong demand for our subscription services. Required Materials first half revenue was comparable to the prior year, indicating we continue to take share in a declining market.

This resulted in gross margin coming in higher than we expected reaching 76%, as much of the incremental revenue from the subscription services goes straight to the gross margin line due to its relatively fixed cost structure.

Our strong performance in both revenue and gross margin drove adjusted EBITDA of $19.3 million. Adjusted EBITDA margin for the quarter was 26%, and 24% for the first half of the year.

We ended the quarter with cash and investments of $482 million, bolstered by a very successful convertible debt offering early in the quarter. We believe we now have one of the strongest operating models and balance sheets in the education industry.

As we look to the second half of the year, we are increasing our guidance based on Q2 results and continued strong demand for our subscription services. The updated guidance takes into account the recent acquisitions of WriteLab and StudyBlue. These acquisitions will not contribute to revenue or subscribers in 2018 but will add several million dollars of operating expenses. The momentum of our subscription services has allowed us to absorb these additional costs, while still raising adjusted EBITDA guidance for the year.

As a result, for Q3 we expect:

•	Total revenue to be between $68 and $69.5 million, with

•	Chegg Services revenue between $52 and $53.5 million;

•	Gross margin between 71% and 73%;

•	And adjusted EBITDA between $10 and $11 million.

For full year 2018, we now expect:

•	Total revenue to be between $306 and $311 million, with Chegg Services revenue between $248 and $251 million;

•	Gross margin between 73% and 75%;

•	And adjusted EBITDA between $79 and $81 million or approximately 26% margin.

•
And finally, we expect CapEx to remain in the $30 to $35 million range, with approximately 80% being used to fuel expansion of content and add new modalities such as video to our subscription services. We believe these investments increase engagement on our platform and expand our TAM.

In closing, it’s been a strong first half. We delivered above the high-end of our expectations, we strengthened our balance sheet, we made acquisitions that extend our market opportunity and add overwhelming value to our students and we see this momentum continuing into the second half of the year.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on July 30, 2018, until 8:59 p.m. Pacific Standard Time on August 6, 2018, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13680591. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, other income (expense), net, restructuring charges, and acquisition-related compensation costs; (2) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and amortization of debt discount and issuance costs; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants; and (

6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, and WriteLab acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements in April 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense, and the amortization expense of debt discount and issuance costs are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance.

Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's ability to meet or exceed its long term financial targets in 2018; Chegg’s momentum, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the effect of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, and StudyBlue; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 26, 2018, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$384,926	$126,457
Short-term investments	80,938	81,742
Accounts receivable, net of allowance for doubtful accounts of $333 and $259 at June 30, 2018 and December 31, 2017, respectively	8,096	10,855
Prepaid expenses	8,707	2,043
Other current assets	7,742	7,845
Total current assets	490,409	228,942
Long-term investments	15,957	20,305
Property and equipment, net	51,516	47,493
Goodwill	135,842	125,272
Intangible assets, net	22,591	21,153
Other assets	4,256	3,765
Total assets	$720,571	$446,930
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,337	$7,049
Deferred revenue	13,710	13,440
Accrued liabilities	29,460	31,074
Total current liabilities	48,507	51,563
Long-term liabilities
Convertible senior notes, net	276,578	—
Other long-term liabilities	6,767	4,305
Total long-term liabilities	283,345	4,305
Total liabilities	331,852	55,868
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 113,551,003 and 109,667,640 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	114	110
Additional paid-in capital	787,480	782,845
Accumulated other comprehensive loss	(661)	(282)
Accumulated deficit	(398,214)	(391,611)
Total stockholders' equity	388,719	391,062
Total liabilities and stockholders' equity	$720,571	$446,930

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues	74,222	56,317	$151,171	$118,919
Cost of revenues(1)	17,784	17,042	38,008	38,438
Gross profit	56,438	39,275	113,163	80,481
Operating expenses(1):
Research and development	26,218	19,899	51,751	39,201
Sales and marketing	11,437	10,098	26,773	26,062
General and administrative	19,479	14,501	37,735	29,843
Restructuring charges	15	59	235	959
Gain on liquidation of textbooks	—	—	—	(4,766)
Total operating expenses	57,149	44,557	116,494	91,299
Loss from operations	(711)	(5,282)	(3,331)	(10,818)
Interest expense and other income (expense), net:
Interest expense, net	(3,664)	(18)	(3,684)	(37)
Other income (expense), net	894	(9)	1,458	(208)
Total interest expense and other income (expense), net	(2,770)	(27)	(2,226)	(245)
Loss before provision for income taxes	(3,481)	(5,309)	(5,557)	(11,063)
Provision for income taxes	428	716	969	1,363
Net loss	$(3,909)	$(6,025)	$(6,526)	$(12,426)
Net loss per share, basic and diluted	$(0.03)	$(0.06)	$(0.06)	$(0.13)
Weighted average shares used to compute net loss per share, basic and diluted	112,738	95,047	111,826	93,943

(1) Includes share-based compensation expense as follows:
Cost of revenues	$103	$88	$197	$155
Research and development	3,529	3,387	7,662	6,628
Sales and marketing	1,730	1,201	3,319	2,327
General and administrative	6,681	4,423	12,507	8,267
Total share-based compensation expense	$12,043	$9,099	$23,685	$17,377

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities		*
Net loss	$(6,526)	$(12,426)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	10,665	9,093
Share-based compensation expense	23,685	17,377
Gain on liquidation of textbooks	—	(4,766)
Loss from write-offs of textbooks	—	314
Interest accretion on deferred consideration	—	(626)
Amortization of debt discount and issuance costs	3,421	—
Deferred income taxes	(315)	—
Other non-cash items	115	(55)
Change in assets and liabilities:
Accounts receivable	2,609	1,989
Prepaid expenses and other current assets	(6,773)	9,072
Other assets	(500)	473
Accounts payable	(1,712)	(3,591)
Deferred revenue	270	(2,379)
Accrued liabilities	(2,678)	1,181
Other liabilities	1,254	858
Net cash provided by operating activities	23,515	16,514
Cash flows from investing activities
Proceeds from liquidations of textbooks	—	6,943
Purchases of marketable securities	(66,634)	—
Maturities of marketable securities	71,980	—
Purchases of property and equipment	(10,087)	(12,507)
Acquisition of business, net of cash acquired	(14,438)	—
Net cash used in investing activities	(19,179)	(5,564)
Cash flows from financing activities
Common stock issued under stock plans, net	18,050	9,765
Payment of taxes related to the net share settlement of equity awards	(40,314)	(14,850)
Payment of deferred cash consideration related to acquisitions	—	(16,750)
Proceeds from issuance of convertible senior notes, net of issuance costs	335,601	—
Purchase of convertible senior notes capped call	(39,227)	—
Repurchase of common stock	(20,000)	—
Net cash provided by (used in) financing activities	254,110	(21,835)
Net increase (decrease) in cash, cash equivalents and restricted cash	258,446	(10,885)
Cash, cash equivalents and restricted cash, beginning of period	126,963	77,433
Cash, cash equivalents and restricted cash, end of period	$385,409	$66,548

Supplemental cash flow data:
Cash paid during the period for:
Interest	$37	$48
Income taxes	$944	$821
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$5,337	$1,144
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$384,926	$66,086
Restricted cash included in other assets	483	462
Total cash, cash equivalents and restricted cash	$385,409	$66,548
* Adjusted to reflect the adoption of ASU 2016-18.

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(3,909)	$(6,025)	$(6,526)	$(12,426)
Interest expense, net	3,664	18	3,684	37
Provision for income taxes	428	716	969	1,363
Depreciation and amortization expense	5,448	4,704	10,665	9,093
EBITDA	5,631	(587)	8,792	(1,933)
Share-based compensation expense	12,043	9,099	23,685	17,377
Other (income) expense, net	(894)	9	(1,458)	208
Restructuring charges	15	59	235	959
Acquisition-related compensation costs	2,456	1,500	4,704	3,000
Adjusted EBITDA	$19,251	$10,080	$35,958	$19,611

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues	$74,222	$56,317	$151,171	$118,919

Operating expenses	$57,149	$44,557	$116,494	$91,299
Share-based compensation expense	(11,940)	(9,011)	(23,488)	(17,222)
Amortization of intangible assets	(1,446)	(1,375)	(2,863)	(2,778)
Restructuring charges	(15)	(59)	(235)	(959)
Acquisition-related compensation costs	(2,456)	(1,500)	(4,704)	(3,000)
Non-GAAP operating expenses	$41,292	$32,612	$85,204	$67,340

Operating expenses as a percent of net revenues	77.0%	79.1%	77.1%	76.8%
Non-GAAP operating expenses as a percent of net revenues	55.6%	57.9%	56.4%	56.6%

Loss from operations	$(711)	$(5,282)	$(3,331)	$(10,818)
Share-based compensation expense	12,043	9,099	23,685	17,377
Amortization of intangible assets	1,446	1,375	2,863	2,778
Restructuring charges	15	59	235	959
Acquisition-related compensation costs	2,456	1,500	4,704	3,000
Non-GAAP income from operations	$15,249	$6,751	$28,156	$13,296

Net loss	$(3,909)	$(6,025)	$(6,526)	$(12,426)
Share-based compensation expense	12,043	9,099	23,685	17,377
Amortization of intangible assets	1,446	1,375	2,863	2,778
Restructuring charges	15	59	235	959
Acquisition-related compensation costs	2,456	1,500	4,704	3,000
Amortization of debt discount and issuance costs	3,421	—	3,421	—
Non-GAAP net income	$15,472	$6,008	$28,382	$11,688

Weighted average shares used to compute net loss per share	112,738	95,047	111,826	93,943
Effect of dilutive options and restricted stock units	11,449	9,517	12,450	8,497
Non-GAAP weighted average shares used to compute non-GAAP net income per share	124,187	104,564	124,276	102,440

Net loss per share	$(0.03)	$(0.06)	$(0.06)	$(0.13)
Adjustments	0.15	0.12	0.29	0.24
Non-GAAP net income per share	$0.12	$0.06	$0.23	$0.11

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending September 30, 2018	Year Ending December 31, 2018
Net loss	$(15,600)	$(14,700)
Interest expense, net	4,000	11,700
Provision for income taxes	600	2,100
Depreciation and amortization expense	6,100	23,200
EBITDA	(4,900)	22,300
Share-based compensation expense	13,400	50,500
Other income, net	(900)	(3,200)
Restructuring charges	200	400
Acquisition-related compensation costs	2,700	10,000
Adjusted EBITDA*	$10,500	$80,000

* Adjusted EBITDA guidance for the three months ending September 30, 2018 and the year ending December 31, 2018 represents the midpoint of the ranges of $10 million to $11 million and $79 million to $81 million, respectively. Our adjusted EBITDA outlook does not include any amortization for intangible assets of StudyBlue, Inc. as the amount of any such amortization cannot be appropriately estimated at this time.